ARTHUR ANDERSEN



OFFICE OF THE CHIEF ACCOUNTANT                            ARTHUR ANDERSEN LLP
SECURITIES AND EXCHANGE COMMISSION                        225 Franklin Street
450 Fifth Street NW                                       Boston, MA 02110-2812
Washington, DC  20549                                     Tel 617 330 4000
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January 4, 2001

Dear Sir/Madam,

We have read the first two sentences of paragraph one, all of paragraph two and all of paragraph three of Item 4 included in the Form 8-K dated January 2, 2001 of QC Optics, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP
-----------------------------
Arthur Andersen LLP

cc:  Mr. Eric T. Chase, President and Chief Executive Officer, QC Optics, Inc.